Exhibit 11.1


                      [ULTRAPAR PARTICIPACOES S.A. LOGO]
                          ULTRAPAR PARTICIPACOES S.A.

                                 CODE OF ETHICS
                             Adopted In April, 2004


This Code of Ethics sets out the principles to which Directors, Officers and certain employees of Ultrapar Participacoes S.A. ("Ultrapar") and its subsidiaries (together denominated "Company") are expected to adhere and advocate in meeting standards.

Objectives of the Code of Ethics

(i) To reduce the subjectivity of personal interpretations of ethical principles.

(ii) To be a formal and institutional benchmark for the professional conduct of the employees, including the ethical handling of actual or apparent conflicts of interests, becoming a standard for the internal and external relationship of the Company with its stakeholders, namely: shareholders, clients, employees, partners, suppliers, service providers, labor unions, competitors, society, government and the communities in which it operates.

(iii) To ensure that the daily concerns with efficiency, competitiveness and profitability do not override ethical behavior.

Scope

This Code covers members of (i) the Board of Directors, (ii) the Executive Board (including the chief executive officer and the chief financial officer),
(iii) the Fiscal Committee of Ultrapar, when installed, (iv) the Board of Directors and Executive Board of its subsidiaries and (v) remaining bodies with technical or advisory functions that are directly subordinate to the Board of Directors, to the Executive Board or to the Fiscal Committee of Ultrapar, all of whom from henceforth, to be denominated "Professionals".

Ethical Principles

In the exercise of his/her position or function, each Professional shall:

(i) Maintain a posture of honesty, integrity, respect, loyalty, propriety, conscientiousness, efficiency, transparency and impartiality, which shall guide their relations with the Company and its stakeholders.


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(ii)  Avoid involvement in transactions and activities that might compromise his/her professional dignity or harm his/her public image as well as that of Ultrapar.

(iii) Carry out his/her professional activities with competence and diligence, seeking to constantly improve his/her performance from a technical perspective, to remain permanently up to date, and encourage all those involved in the activity to adopt the same conduct.

(iv) Behave strictly in a professional and impartial manner in the way he/she treats the public.

(v)   Seek to maximize the value creation for the Company.

Labor Practices

In the relationship with managers and other Professionals, each Professional shall:

(i) Use qualifications (for example, educational background, experience, competence, etc.) as a basis for making decisions related to work which affect employees and candidates.

(ii) Avoid using his/her professional position to obtain favors from or the personal services of subordinates.

(iii) Display leadership, maintaining a culture in which ethical conduct is recognized, valued and taken as an example for all employees.

Compliance with Laws, Rules and Regulations

Each Professional shall:

(i) Comply with the laws, rules and regulations applicable to the Company's businesses and to generally applicable commercial business practices.

(ii) Respect the accounting principles, the laws and regulations for booking transactions and issuing precise financial reports that truly reflect the reality of the Company.

Guarantee of Quality and of Proper Use of Information

Each Professional shall:

(i) Ensure that all internal processes are subject to rigorous controls which shall guarantee the precise accounting of the operations of the Company, thus guaranteeing that all management decisions are based on solid economic analyses, and that the physical and financial assets of the Company are efficiently employed;

(ii) Maintain the confidentiality of the information and activities relating to the work in the area where he/she is employed, the use of such information to further his/her own interests or those of third parties being forbidden;


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(iii) Ensure the veracity of the information that is disclosed internally or externally by the Company with a view to maintaining a relationship of respect and transparency with its stakeholders.

(iv) Ensure that our reports and documents filed with or submitted to the Comissao de Valores Mobiliarios, the United States Securities and Exchange Commission and other public regulatory authorities and other public communications shall include full, fair, accurate, timely and understandable disclosure.

(v) Ensure that all transactions registered in the Company's books be precise, complete, truthful and detailed, being dully supported by lawful documentation in accordance with the Company's internal procedures, applicable laws and generally accepted accounting principles so as to ensure the quality of the Company's financial statements.

Use of Non-Public Information and Disclosure


Each Professional holding important information about the Company that has not been disclosed to the public shall:


(i) Maintain the confidentiality of such information, except when disclosure is authorized or legally mandated.

(ii) Prevent him/herself from buying or selling securities of any other company using important non-public information obtained in the performance of their duties on behalf of the Company and providing any such information so obtained to others.

(iii) Adhere to the policy on Material Information, which establishes the procedure to be followed in relation to the announcement of Material Information or Facts and with respect to the trading of securities issued by Ultrapar (See Appendix A).

Conflicts of Interest

Each Professional has an obligation to conduct him or herself in an honest and ethical manner and act in the best interest of the Company.

Each Professional should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

Each Professional shall:


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(i)   Refuse, in the exercising of his/her professional duties, any type of financial aid, gratification, commissions, donations, or advantages of any kind for him/herself, family members or any other person.

(ii) Avoid the improper use of resources, intellectual property, time and installations of the Company.

(iii) When making his/her personal investments, avoid conflicts of interest in relation to the activities in which he/she is engaged.

Compliance with this Code of Ethics and notification of unethical behavior

In the event that an actual or apparent conflict of interest arises involving the personal or professional relationships or activities of a Professional, the Professional involved is required to handle such conflict of interest in accordance with the ethical principles defined in this Code of Ethics.

It is the responsibility of each Professional to consult the Ethics Committee of Ultrapar, defined below, regarding (i) any action that may involve a conflict of interest and (ii) any case of doubt as to the most appropriate behavior in situations provided for under this Code of Ethics.

Furthermore it is the responsibility of each Professional to immediately notify Ultrapar's Ethics Committee of any situations, which are unethical, illegal, irregular or questionable, of which they have knowledge, the information source being assured of confidentiality.

The notifications to the Ethics Committee must be sent to .....................

The Company encourages all Professionals to report any suspected violations promptly. The name of the Professional and confidentiality of the case will be guaranteed.

The Ethics Committee will thoroughly investigate any good faith reports of violations to this Code of Ethics and will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.

Each Professional is required to cooperate in internal investigations of misconduct and unethical behavior.

The Ethics Committee of Ultrapar will be formed by 4 members: the Vice-President, the Investor Relations Officer, an external counsel and a rotating member which shall be the main executive of the business to which the potential unethical, illegal or questionable situation is related.


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Accountability for adherence to the Code of Ethics

All Professionals are responsible for abiding by this Code. This includes individuals responsible for the failure to exercise proper supervision and to detect and report a violation by their subordinates.


Penalties

Any Professional who infringes the Company's ethical principles or this Code of Ethics shall be subject to disciplinary measures that may result in dismissal and legal proceedings in case of any violation of the law.